UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 19, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

New Borrowing Under Credit Facility with HSH Nordbank and Additional Collateral

On January 23, 2007, Hines REIT Properties, L.P. (the "Operating Partnership"), a subsidiary of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company"), and certain of its subsidiaries, borrowed $98.0 million under its existing $500.0 million credit facility with HSH Nordbank AG, New York Branch ("HSH Nordbank"). The borrowing was used to repay amounts owed under the Operating Partnership's existing credit facility with KeyBank National Association. The $98.0 million borrowing is secured by mortgages or deeds of trust and related assignments and security interests on two properties: 3400 Data Drive in Rancho Cordova, California and Watergate Tower IV in Emeryville, California. The subsidiaries of the Operating Partnership that directly own such properties are the borrowers under the loan documents. In the future, the Operating Partnership may, at its election, pledge newly acquired properties as additional security under this credit facility for future borrowings.

The $98.0 million borrowing matures on January 12, 2017 and bears interest at a variable rate based on one-month LIBOR plus a margin of 0.40%. The interest rate on such borrowing has been effectively fixed at 5.2505% as a result of an interest rate swap agreement the Operating Partnership entered into with HSH Nordbank. Further information about this swap can be found in Hines REIT's Current Report on Form 8-K filed on December 21, 2006.

Amendment to Credit Agreement with HSH Nordbank

In addition to the new borrowing discussed above, the Operating Partnership and certain of its subsidiaries entered into a First Amendment, dated as of January 19, 2007, to the Credit Agreement dated as of August 1, 2006 (the "Credit Agreement") between the Operating Partnership (and certain of its subsidiaries), HSH Nordbank and the syndicate of lenders named in therein. Hines REIT originally made certain limited guarantees with respect to the payment and performance of (i) certain tenant improvement and leasing commission obligations in the event the properties securing the loan fail to meet certain occupancy requirements and (ii) certain major capital repairs with respect to the properties securing the loans (the "Limited Guaranty"). The First Amendment replaces the Company with the Operating Partnership as the party providing the Limited Guaranty.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included under the caption, "New Borrowing Under Credit Facility with HSH Nordbank and Additional Collateral", in Item 1.01 of this report and is incorporated herein by reference.

Item 8.01 Other Events.

The board of directors of Hines REIT declared distributions for the month of February 2007. The declared distributions will be calculated based on the shareholders of record each day during such month in an amount equal to $0.00170959 per share, per day. These distributions will be aggregated and paid in cash in April 2007.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

January 25, 2007	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary